UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2018

PRESIDIO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-38028	47-2398593
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Penn Plaza, Suite 2832, New York, New York 10119

(Address of principal executive offices)

Registrant’s telephone number: (212) 652-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 6, 2018, Presidio, Inc. (the “Company”) entered into a stock repurchase agreement (the “Stock Repurchase Agreement”) with AP VIII Aegis Holdings, L.P. (“Aegis LP”), an affiliate of investment funds managed by affiliates of Apollo Global Management, LLC. Pursuant to the Stock Repurchase Agreement, the Company agreed to repurchase 10,750,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) from Aegis LP for aggregate consideration of approximately $160 million, representing a purchase price of $14.75 per share of Common Stock (the “Repurchase”).

To fund the Repurchase, the Company intends to use proceeds of $160 million of additional term loans under an incremental term loan B facility to be established pursuant to the Credit Agreement, dated as of February 2, 2015 (as amended and in effect from time to time), among Presidio LLC and Presidio Networked Solutions LLC, as borrowers, certain subsidiaries of the Company party thereto, the lenders and other parties party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative agent, subject to customary closing conditions (the “Financing”).

The Stock Repurchase Agreement, the Repurchase and the related transactions were approved by the Company’s board of directors (the “Board”) and a committee of independent directors.

The Repurchase, which is expected to close on September 13, 2018, is subject to certain customary closing conditions, including the receipt of net proceeds from the Financing. Following consummation of the Repurchase, Aegis LP will continue to own 47,050,000 shares of Common Stock, or 57% of the shares of Common Stock outstanding as of August 31, 2018.

A copy of the Stock Repurchase Agreement has been attached as Exhibit 10.1 hereto and incorporated herein by reference. The foregoing description of the Stock Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1.

Item 2.02.	Results of Operations and Financial Condition.

On September 6, 2018, the Company issued a press release announcing its financial results for its fourth quarter and fiscal year ended June 30, 2018. In the press release, the Company also announced that it would be holding a conference call, as well as a live webcast on the Company’s Investor Relations website at http://investors.presidio.com, on September 6, 2018 at 5:00 p.m. Eastern Time to discuss its financial results. A copy of the press release is being furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 2.02 of this Current Report on Form 8-K and the press release furnished as Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such a filing.

Item 7.01.	Regulation FD Disclosure

The Company has prepared presentation materials summarizing the adoption of the new revenue recognition accounting standard (Accounting Standards Codification Topic 606) (the “Presentation”) on the Company’s website at http://investors.presidio.com.

References to the Company’s website and/or other social media sites or platforms in this Current Report on Form 8-K and/or the Presentation, if any, do not incorporate by reference the information on any such websites, social media sites or platforms into this Current Report on Form 8-K and the Company disclaims any such incorporation by reference.

The Company is furnishing the information in Item 7.01 of this Current Report on Form 8-K to comply with Regulation FD. Such information shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information in the report (including Exhibit 99.1) that is required to be disclosed solely by Regulation FD.

Item 8.01.	Other Events

On September 6, 2018, the Company issued a press release announcing the Repurchase, and that the Board has declared a quarterly cash dividend of $0.04 per share of Common Stock, payable on October 5, 2018, to stockholders of record as of September 26, 2018. A copy of the press release announcing the Repurchase and such dividend is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits:

Exhibit No.	Description

10.1	Stock Repurchase Agreement, dated September 6, 2018, by and between Presidio, Inc. and AP VIII Aegis Holdings, L.P.

99.1	Press release of Presidio, Inc., dated September 6, 2018 announcing its financial results.

99.2	Press release of Presidio, Inc., dated September 6, 2018 announcing the dividend and share repurchase.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 6, 2018

PRESIDIO, INC.

By:	/s/ Elliot Brecher
Elliot Brecher Senior Vice President and General Counsel